Exhibit 99.1

ACTUANT PROVIDES QUARTERLY IMPACT OF NEW STOCK OPTION

ACCOUNTING RULE; ANNOUNCES INVESTOR CONFERENCE AND

FILING OF SHELF REGISTRATION STATEMENT

MILWAUKEE, WI, July 15, 2005 — Actuant Corporation (NYSE: ATU) provided today the quarterly impact of the adoption of the provisions of Financial Accounting Standards Board Statement No. 123R, “Accounting for Stock Based Compensation.” The Company had previously announced its intention to adopt the new accounting standard in the fourth quarter of fiscal 2005 using the modified retrospective method. Under this adoption method, the first three quarters of fiscal 2005 will be restated in future filings to reflect expense for stock based compensation as required under the new rule. The total estimated impact of the new accounting rule for the twelve months ended August 31, 2005 is a $2.7 million non-cash reduction to net income or a $0.09 per share reduction in diluted earnings per share (“EPS”). The quarterly impact of the adoption of this new accounting rule on previously reported results is reflected on the schedules attached to this press release.

In an unrelated matter, the Company announced that it has filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission. Once declared effective by the Securities and Exchange Commission, the shelf registration statement will permit Actuant to sell, in one or more offerings, common stock, preferred stock, debt securities, stock purchase contracts and units, depositary shares and warrants, or any combination of the foregoing in an aggregate amount of up to $900 million. Robert C. Arzbaecher, President and CEO of Actuant commented, “While we have no immediate plans to draw funding from the new shelf registration, its existence allows us additional flexibility to pursue our growth initiatives. Any new funding under the registration statement will require the prior approval of our Board of Directors.”

The Company also announced that it will be hosting an investor conference at The Waldorf=Astoria® hotel in New York City on the afternoon of August 4, 2005. For more information on the conference, or to make a reservation, please contact Ann Ertl at (414) 247-5241 or ann.ertl@actuant.com.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions and related restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s registration statements filed with the Securities and Exchange Commission for further information regarding risk factors.

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ATU - Page 2

About Actuant

Actuant, headquartered in Glendale, Wisconsin, is a diversified industrial company with operations in over 30 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Formerly known as Applied Power Inc., Actuant was created in 2000 after the spin-off of Applied Power’s electronics business segment into a separate public company called APW Ltd. Since 2000, Actuant has grown its sales run rate from $482 million to over $1 billion and its market capitalization from $113 million to over $1.4 billion. The company employs a workforce of more than 5,000 worldwide. Actuant Corporation trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company’s website at www.actuant.com.

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Actuant Corporation

Condensed Consolidated Statements of Earnings

Stock Compensation Impact

(In thousands except per share amounts)

	Three Months Ended November 30, 2004
	As Reported	Adjustment	Restated
Net sales	$199,677	$—	$199,677

Cost of products sold	135,850	26	135,876

Gross profit	63,827	(26)	63,801

Selling administrative and engineering expenses	35,957	843	36,800

Amortization of intangible assets	591	—	591

Operating profit	27,279	(869)	26,410

Financing costs, net	1,938	—	1,938

Other (income) expense, net	(1,219)	—	(1,219)

Earnings before income tax expense and minority interest	26,560	(869)	25,691

Income tax expense	9,110	(304)	8,806

Minority interest, net of income taxes	(56)	—	(56)

Net earnings	$17,506	$(565)	$16,941

Earnings per share
Basic	$0.73	$(0.02)	$0.71
Diluted	0.64	(0.02)	0.62

Weighted average common shares outstanding
Basic	23,877	—	23,877
Diluted	28,362	—	28,362

Actuant Corporation

Condensed Consolidated Statements of Earnings

Stock Compensation Impact

(In thousands except per share amounts)

	Three Months Ended February 28, 2005			Six Months Ended February 28, 2005
	As Reported	Adjustment	Restated	As Reported	Adjustment	Restated
Net sales	$235,267	$—	$235,267	$434,944	$—	$434,944

Cost of products sold	160,848	29	160,877	296,698	55	296,753

Gross profit	74,419	(29)	74,390	138,246	(55)	138,191

Selling administrative and engineering expenses	45,250	927	46,177	81,207	1,770	82,977

Amortization of intangible assets	1,275	—	1,275	1,866	—	1,866

Operating profit	27,894	(956)	26,938	55,173	(1,825)	53,348

Financing costs, net	3,907	—	3,907	5,845	—	5,845

Other expense (income), net	40	—	40	(1,179)	—	(1,179)

Earnings before income tax expense and minority interest	23,947	(956)	22,991	50,507	(1,825)	48,682

Income tax expense	8,357	(335)	8,022	17,467	(639)	16,828

Minority interest, net of income taxes	(229)	—	(229)	(285)	—	(285)

Net earnings	$15,819	$(621)	$15,198	$33,325	$(1,186)	$32,139

Earnings per share
Basic	$0.61	$(0.03)	$0.58	$1.33	$(0.04)	$1.29
Diluted	0.54	(0.02)	0.52	1.17	(0.04)	1.13

Weighted average common shares outstanding
Basic	26,103	—	26,103	25,003	—	25,003
Diluted	30,642	—	30,642	29,516	—	29,516

Actuant Corporation

Condensed Consolidated Statements of Earnings

Stock Compensation Impact

(In thousands except per share amounts)

	Three Months Ended May 31, 2005			Nine Months Ended May 31, 2005
	As Reported	Adjustment	Restated	As Reported	Adjustment	Restated
Net sales	$271,733	$—	$271,733	$706,677	$—	$706,677

Cost of products sold	185,036	35	185,071	481,734	90	481,824

Gross profit	86,697	(35)	86,662	224,943	(90)	224,853

Selling administrative and engineering expenses	50,050	1,124	51,174	131,257	2,894	134,151

Amortization of intangible assets	1,610	—	1,610	3,476	—	3,476

Operating profit	35,037	(1,159)	33,878	90,210	(2,984)	87,226

Financing costs, net	4,936	—	4,936	10,781	—	10,781

Other expense (income), net	435	—	435	(744)	—	(744)

Earnings before income tax expense and minority interest	29,666	(1,159)	28,507	80,173	(2,984)	77,189

Income tax expense	9,150	(406)	8,744	26,617	(1,045)	25,572

Minority interest, net of income taxes	(234)	—	(234)	(519)	—	(519)

Net earnings	$20,750	$(753)	$19,997	$54,075	$(1,939)	$52,136

Earnings per share
Basic	$0.77	$(0.03)	$0.74	$2.11	$(0.08)	$2.03
Diluted	0.68	(0.02)	0.66	1.85	(0.06)	1.79

Weighted average common shares outstanding
Basic	26,956	—	26,956	25,663	—	25,663
Diluted	31,438	—	31,438	30,165	—	30,165